                                                                EXHIBIT (a)(1.1)

                                 AUTOBYTEL INC.

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
             HAVING AN EXERCISE PRICE OF MORE THAT $4.00 PER SHARE
                                WITH NEW OPTIONS

--------------------------------------------------------------------------------

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 5:00 P.M. PACIFIC TIME ON JANUARY 15, 2002,
                 UNLESS THE OFFER IS EXTENDED BY AUTOBYTEL INC.

--------------------------------------------------------------------------------


      Autobytel Inc., which we refer to as "we," or "Autobytel," is offering its employees and directors the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price per share of more than $4.00 that have been granted under the Auto-by-Tel Corporation 1996 Stock Incentive Plan, as amended (the "1996 Incentive Plan"), the autobytel.com.inc. 1998 Stock Option Plan, as amended (the "1998 Plan"), the autobytel.com inc. 1999 Stock Option Plan, as amended (the "1999 Plan"), the autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan, as amended (the "1999 Acquisition Plan"), the autobytel.com inc. 2000 Stock Option Plan, as amended (the "2000 Plan," and with the 1996 Incentive Plan, the 1998 Plan, the 1999 Plan, and the 1999 Acquisition Plan, the "Autobytel option plans" and individually each an "Autobytel option plan"), the Downtown Web, Inc. d/b/a Autoweb 1997 Stock Option Plan (the "1997 Autoweb Plan"), the Autoweb.com, Inc. 1999 Equity Incentive Plan, as amended (the "1999 Autoweb Plan") or the Autoweb.com, Inc. 1999 Directors Stock Option Plan (the "Autoweb Directors Plan," and with the 1997 Autoweb Plan and the 1999 Autoweb Plan, the "Autoweb option plans" and each individually an "Autoweb option plan") for new options that we will grant under the Autobytel option plans. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

      You may participate in the offer if you are an employee or director of Autobytel or one of our wholly-owned subsidiaries who is otherwise eligible to receive options under an Autobytel option plan.

      If you wish to participate, you will be required to tender all options with an exercise price of more than $4.00. In addition, if you tender any options for exchange, you will be required to also tender for exchange all option grants that you received during the six (6) month period prior to the commencement date of the offer and any options that we may grant to you during the offer, even if those option grants have an exercise price equal to or less than $4.00 per share. For purposes of the offer, if you held unvested options that were granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb.com, Inc., which we refer to as "Autoweb," those options are deemed to have been granted as of the closing date of the Autoweb acquisition on August 14, 2001 (i.e., within the six (6) month period prior to the commencement date of the offer) and, accordingly, you will be required to tender those options for exchange if you choose to participate in the offer. Please note that, for the purposes of the offer, vested options that were granted under one or more of the Autoweb option plans that were assumed by Autobytel are deemed to have been granted on the date such options were granted under the applicable Autoweb option plan.

      In exchange for any options tendered by an option holder that are accepted for exchange and canceled by us, the option holder will receive a number of new options exercisable for a number of shares of common stock determined in accordance with the exchange ratios set forth below, with the number of options rounded up to the nearest whole number:

Exercise Price of Options Tendered                       Exchange Ratio
----------------------------------                       --------------
$4.00 or less...................................             1 for 1
$4.01 -- $10.00.................................            .9 for 1
More than $10.00................................            .1 for 1

      We will grant the new options to you within 20 business days after the date which is at least six months after the date we cancel the options accepted by us for exchange as long as you remain an employee or director of Autobytel or one of its subsidiaries from the date you tender options through the date we grant the new options. IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF AUTOBYTEL OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED AND CANCELLED IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

      The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to conditions which we describe in Section 6 of this offer to exchange.

      If you tender options for exchange as described in the offer, we will grant you new options under one of the Autobytel option plans, pursuant to a new option agreement between us and you. Some key features of the new options include:

      - The exercise price of the new options will be equal to the closing sales price of our common stock on the Nasdaq National Market on the date we grant the new options or, if our common stock is not listed on the Nasdaq National Market, the exercise price of the new options will be determined as provided for in the applicable Autobytel option plan.

      - Each of the new options (except for certain "performance options" and non-employee director options, as described below) will have a vesting schedule as follows:

            - tendered options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day which is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date; and

            - tendered options that are not vested on or before the cancellation date will be exchanged for options that vest at the rate of 50% annually on the first and second anniversary of the grant date.

      - Non-employee director options will have a vesting schedule as follows:

            - tendered non-employee director options that are vested on or before the cancellation date will be exchanged for options that are 50% vested on the date of grant, with the remaining 50% vesting on the first anniversary of the grant date; and

            - tendered non-employee director options that are not vested on or before the cancellation date will be exchanged for options that vest 100% on the first anniversary of the grant date.

      -     "Performance options" will have a vesting schedule as follows:

            - tendered performance options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day which is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date; and

            - tendered performance options that are not vested on or before the cancellation date will be exchanged for performance options that vest on the fifth anniversary from the date of grant with accelerated vesting of six equal or nearly equal installments over half-year periods from the date of the grant depending on an increase in our stock price equal to 100% over the market price on the date of grant for each installment.

      -     The term of the new options will be as follows:

            - for new options granted to replace old options with a term of ten years, the term of the new options will be ten years from the grant date; and

            - for new options granted to replace old options with a term of five years, the term of the new options will be five years from the grant date.

      - The other terms and conditions of the new options will be substantially the same as the terms and conditions set forth in the option agreements relating to the old options that you tendered for exchange, including, if applicable to you, provisions relating to events or occurrences that may trigger the acceleration, termination or forfeiture of options. However, we may alter some of the terms of the new options to reflect any changes to tax, securities or other applicable laws or regulations that may take effect.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

      Shares of our common stock are quoted on the Nasdaq National Market under the symbol "ABTL." On December 7, 2001, the closing sales price of the common stock was $1.50 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

      You should direct questions about the offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612 (telephone: (949) 225-4500; fax: (949) 862-1323; or e-mail: ariela@autobytel.com).

                             -----------------------

                                    IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612 or via facsimile at (949) 862-1323. Delivery by e-mail will not be accepted.

      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. PACIFIC TIME ON JANUARY 15, 2002, UNLESS THE OFFER IS EXTENDED BY AUTOBYTEL INC. IF YOU HAVE TENDERED YOUR OPTIONS FOR EXCHANGE AND WISH TO WITHDRAW SUCH TENDER, YOU MUST COMPLETE AND SIGN THE ATTACHED NOTICE TO WITHDRAW IN ACCORDANCE WITH ITS INSTRUCTIONS, AND MAIL, FAX OR OTHERWISE DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO US AT AUTOBYTEL INC., ATTENTION: ARIEL AMIR, GENERAL COUNSEL, AT THE ADDRESS OR FAX NUMBER LISTED ABOVE. DELIVERY BY E-MAIL WILL NOT BE ACCEPTED.

      We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                             ----------------------

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY OF TERMS...........................................................................................     1

THE OFFER..................................................................................................     9

         1.       Number of Options; Expiration Date.......................................................     9

         2.       Purpose of the Offer.....................................................................    12

         3.       Procedures for Tendering Options.........................................................    13

         4.       Withdrawal Rights........................................................................    14

         5.       Acceptance of Options for Exchange and Issuance of New Options...........................    15

         6.       Conditions of the Offer..................................................................    16

         7.       Price Range of Common Stock Underlying the Options.......................................    18

         8.       Source and Amount of Consideration; Terms of New Options.................................    18

         9.       Information Concerning Autobytel Inc.....................................................    24

         10.      Interests of Directors and Officers; Transactions and Arrangements Concerning the
                  Options..................................................................................    27

         11.      Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer......    28

         12.      Legal Matters; Regulatory Approvals......................................................    29

         13.      Material U.S. Federal Income Tax Consequences............................................    29

         14.      Certain Tax Consequences for Non-U.S. Based Employees or Directors.......................    31

         15.      Extension of Offer; Termination; Amendment...............................................    32

         16.      Fees and Expenses........................................................................    33

         17.      Additional Information...................................................................    33

         18.      Forward-Looking Statements; Miscellaneous................................................    34

                                SUMMARY OF TERMS

      The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete discussion of the topics covered in this summary.

WHAT SECURITIES IS AUTOBYTEL OFFERING TO EXCHANGE?

      We are offering to exchange all stock options held by employees or directors having an exercise price per share of more than $4.00 that are outstanding under the Autobytel option plans and the Autoweb option plans for new options under the Autobytel option plans. (Section 1).

WHY IS AUTOBYTEL MAKING THE OFFER?

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. In addition, since many tendered options will be exchanged on less than a one-for-one basis, the offer will reduce the number of outstanding options. (Section 2).

WHY NOT SIMPLY REPRICE THE CURRENT OPTIONS?

      "Repricing" existing options would result in variable accounting for such options, which may require us for financial reporting purposes to record additional compensation expense each quarter until such repriced options are exercised, cancelled or expired. (Section 11).

WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

      Granting large numbers of new options would have a negative dilutive effect on our outstanding shares and have a negative impact on our earnings per share.

WOULDN'T IT BE EASIER TO JUST QUIT AND GET REHIRED?

      This is not an available alternative because a re-hire and re-grant within six months of the option cancellation date would be treated the same as a repricing. Again, such a repricing would cause us to incur a variable accounting charge against earnings. (Section 11).

WHAT ARE THE CONDITIONS TO THE OFFER?

      The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in Section 6.

HOW WILL AUTOWEB OPTIONS THAT WERE ASSUMED BY AUTOBYTEL IN CONNECTION WITH AUTOBYTEL'S ACQUISITION OF AUTOWEB BE HANDLED?

      Options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb will be treated the same as options originally granted under the Autobytel option plans, except that Autoweb options that were UNVESTED when Autobytel assumed them as of August 14, 2001 will be deemed to have been granted as of August 14, 2001 (i.e., a date within the six (6) months period prior to the commencement of the offer). Autoweb options that were VESTED as of August 14, 2001 will be deemed to have been granted on the date that the Autoweb options were originally granted.

      Accordingly, options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb that have an exercise price of more than $4.00 are eligible for exchange, whether they were vested or unvested as of August 14, 2001. In addition, if you tender any options for exchange, you must also tender for exchange options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with the acquisition of Autoweb that were UNVESTED on August 14, 2001, even if those option grants have an exercise price equal to or less than $4.00 per share. Options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with the acquisition of Autoweb that were VESTED on August 14, 2001 that have an exercise price equal to or less than $4.00 per share are NOT eligible for exchange. (Section 1).

WHY ARE AUTOWEB OPTIONS THAT WERE ASSUMED BY AUTOBYTEL IN CONNECTION WITH AUTOBYTEL'S ACQUISITION OF AUTOWEB BEING TREATED THE WAY THEY ARE?

      Under applicable accounting rules, the assumption of unvested Autoweb options are considered to be new option grants, while the assumption of vested options are not considered to be new grants. If option holders who tender their options were not required to also tender for exchange options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with the acquisition of Autoweb that were unvested on August 14, 2001, the exchange would be treated the same as a repricing. Such a repricing would cause us to incur a variable accounting charge against earnings. (Section 1).

IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY OPTIONS?

      Yes. You must tender all of your options that have an exercise price greater than $4.00. For example, if you hold an option to purchase common stock at an exercise price of $5.00 per share and an option to purchase common stock at an exercise price of $28.00 per share, you must either tender all or none of such options; you cannot tender only some of your options that have an exercise price greater than $4.00 and retain the remainder of the options. If you attempt to tender some of your options but do not include all of the options granted to you with an exercise price greater than $4.00, your entire tender will be rejected. In addition, if you tender any options for exchange, you will be required to also tender for exchange all option grants that you received during the six (6) month period prior to the commencement date of the offer and any options that we may grant to you during the offer, even if those option grants have an exercise price equal to or less than $4.00 per share. For purposes of the offer, if you held unvested options that were granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb, those options are deemed to have been granted as of August 14, 2001 (i.e., a date within the six (6) months period prior to the commencement of the offer). Accordingly, you will be required to tender those options for exchange if you choose to participate in the offer. Except as just described, you may not tender options with an exercise price that is less than or equal to $4.00. (Section 1).

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

      Options with exercise prices greater than $10.00 will be exchanged at a ratio of one new option for each ten old options tendered for exchange. Options with exercise prices greater than $4.00 and less than or equal to $10.00 will be exchanged at a ratio of nine new options for each ten old options tendered for exchange. Options with exercise prices of $4.00 or less that are required to be tendered will be exchanged at a ratio of one new option for each old option tendered for exchange. (Section 1).

WHAT WILL THE TERMS OF MY NEW OPTIONS BE?

      The new options that we grant will be granted under one of the Autobytel option plans, though not necessarily under the same option plan as the options for which they are being exchanged. We advise you to review the terms and conditions of the various Autobytel option plans, referenced as Exhibits (d)(1) through (d)(12) to the Schedule TO we filed on December 14, 2001. Most of the new option agreements will be substantially the same as the respective form option agreements attached as Exhibits (d)(13) through (d)(19) to the Schedule TO we filed on December 14, 2001. However, some of the provisions of the new options to be issued to some of our option holders will be different from the form of option agreements attached to the Schedule TO to the extent necessary to provide such option holders the same rights with respect to acceleration of vesting, termination or forfeiture as they had under the old options. In addition, we may alter some of the terms of the new options to reflect any changes to tax, securities or other applicable laws or regulations that may take effect. (Section 8).

CAN I TENDER THE REMAINING UNEXERCISED OPTIONS OF A GRANT THAT HAD PREVIOUSLY BEEN EXERCISED IN PART IF SUCH GRANT OTHERWISE MEETS ALL THE CRITERIA?

      Yes. If there remains unexercised options from an option grant that you have previously exercised in part, you may tender the remaining unexercised options if those remaining options otherwise meet all the criteria set forth above. (Section 1).

CAN I TENDER ONLY THE UNVESTED OPTIONS OF A PARTICULAR GRANT?

      Except in limited circumstances, you must tender a full option grant. Except as described in the next paragraph, we are not accepting partial tenders of an individual option grant, unless you have previously exercised a portion of such grant. (Section 1).

      The only partial tenders of an individual option grant that we will accept is for options having an exercise price of $4.00 or less that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with the acquisition of Autoweb. If you hold these options and you tender for exchange other options with an exercise price of more than $4.00, you will be required to tender the portion of the grant that was unvested on August 14, 2001, but will not be permitted to tender the portion of the grant that was vested on August 14, 2001.

WHEN WILL MY NEW OPTIONS BE GRANTED?

      We will grant the new options to you within 20 business days after the date which is at least six months after the date we cancel the options accepted by us for exchange. For example, unless we extend the offer, we expect to cancel on January 16, 2002, the business day following the scheduled expiration date, the tendered options accepted for exchange on or before January 15, 2002. Based upon that expectation, the grant date of the new options will be no sooner than July 18, 2002. (Section 5).

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

      Yes. To receive a grant of new options pursuant to the offer and under the terms of the Autobytel option plans, you must be an employee or director of Autobytel or one of its subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF AUTOBYTEL OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED AND CANCELLED IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Section 5).

WHAT HAPPENS IF AUTOBYTEL IS ACQUIRED DURING THE PERIOD AFTER MY OPTIONS ARE CANCELED BUT BEFORE I AM GRANTED NEW OPTIONS?

      While we currently have no plans to enter into any such transaction, it is possible that prior to the new option grant we might enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation.

      We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options under the offer. If we were to terminate your right to receive new options under the offer in connection with such transaction, employees and directors who tendered options for exchange pursuant to the offer and whose options were cancelled would not receive new options to purchase our stock, or securities of the acquirer or any other consideration for their tendered and cancelled options. (Section 5).

WHY WON'T MY NEW OPTIONS BE GRANTED IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

      If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. (Section 5).

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

      While we intend to continue to review the option grants of all employees from time to time as part of our normal compensation program, if we accept and cancel the options you tender in connection with the offer, we do not intend to grant to you any options during the period of time from the expiration date of the offer until a date that is at least six months and one day after the date that we cancel the tendered options pursuant to the offer. We have determined that it is necessary for us not to grant any additional options during such period to employees or directors who tender their options in the offer to avoid incurring compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer. We may grant additional options to some of our employees and directors during the offer. If you are granted options during the time that the offer is open and you wish to participate in the offer, you will be required to tender any options that you receive during the offer, even if the exercise price of those options is $4.00 or less. (Section 8).

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

      The exercise price of the new options will be equal to the closing sales price of our common stock on the Nasdaq National Market on the date we grant the new options or, if our common stock is not listed on the Nasdaq National Market, the exercise price of the new options will be determined as provided for in the applicable Autobytel option plan. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL TENDERED OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Section 8).

WHEN WILL THE NEW OPTIONS VEST?

      Each of the new options (except for certain "performance options" and non-employee director options, as described below) will have a vesting schedule as follows:

      - tendered options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day which is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date; and

      - tendered options that are not vested on or before the cancellation date will be exchanged for options that vest at the rate of 50% annually on the first and second anniversary of the grant date.

      Non-employee director options will have a vesting schedule as follows:

            - tendered non-employee director options that are vested on or before the cancellation date will be exchanged for options that are 50% vested on the date of grant, with the remaining 50% vesting on the first anniversary of the grant date; and

            - tendered non-employee director options that are not vested on or before the cancellation date will be exchanged for options that vest 100% on the first anniversary of the grant date.

      "Performance options" will have a vesting schedule as follows:

            - tendered performance options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day which is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date for the following two years; and

            - tendered performance options that are not vested on or before the cancellation date will be exchanged for performance options that vest on the fifth anniversary from the date of grant with accelerated vesting of six equal or nearly equal installments over half-year periods from the date of the grant depending on an increase in our stock price equal to 100% over the market price on the date of grant for each installment.

      In determining the initial vesting date for new options granted in exchange for tendered options that are vested employee options or performance options on or before the cancellation date (i.e., the vesting date for the initial 60% of such new options), the vesting date will be the first business day following the six month anniversary of the day after the grant date. For example, if the grant date is July 19, 2002, the first 60% of such new options would vest on January 21, 2003. (Section 8).

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

      United States Tax Consequences

      If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer. (Section 13).

      Canadian Tax Consequences

      The tax treatment of the exchange of existing options for new options will depend on whether the exchange is treated for purposes of the Income Tax Act (Canada) as giving rise to a taxable disposition of the options or as a tax-deferred "rollover" of the existing options for the new options.

      There is the potential for an optionee to be subject to double taxation to the extent that the fair market value of the new options exceeds the fair market value of the existing options. (Section 14).

      IF YOU ARE AN EMPLOYEE BASED IN CANADA, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER UNDER CANADIAN TAX LAW.

      Swiss Tax Consequences

      As a general rule, stock options in Switzerland are subject to income and social security taxation at the date of grant. Taxes already paid on the options to be cancelled may not be refunded which means that, since the grant of new options may be taxed, the option holder may effectively suffer double taxation. The income tax base will be the fair value of the option arrived at using a standard valuation method, less a discount on the underlying share for each year, with a maximum of five years, for which the disposal of the option is restricted, and less the social security contributions due upon grant, and possibly, in addition, less the fair value of the options to be cancelled. The base social security tax is calculated in the same way as the income tax base except that the social security tax itself cannot be deducted. Capital gains or losses realized by individuals upon the sale of options or shares will not be taxable, or will be tax-neutral, respectively. Individuals who engage frequently in securities trading may be deemed professional securities dealers and capital gains and losses will consequently be taxable. In order to avoid such qualification, and in addition to taking other precautions, employees or directors should not finance their purchases with debt. (Section 14).

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

      If you are a United States employee and you tender for exchange incentive stock options, the new options we grant will also be incentive stock options to the extent they qualify under Section 422 of the Internal Revenue Code and to the extent possible under applicable tax laws. For new options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined by using the exercise price of the options. To the extent the aggregate value of the shares subject to the new options exceeds the $100,000 per year limitation, the remainder of the options will be treated for tax purposes as non-statutory stock options. Also, because new grants may lump vesting so that more options vest in given years, the total number of incentive stock options may be less. Because this is a grant of a new options, the applicable holding periods for incentive stock option tax treatment will start over. If your cancelled options are non-statutory stock options, the new options will be non-statutory stock options. For non-United States employees, the new options also will be non-statutory stock options.

      In addition, if you choose not to accept the offer, it is possible that the Internal Revenue Service would decide that the right to exchange your incentive stock options under the offer is a "modification" of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options. (Section 13).

WHAT HAPPENS TO MY OPTIONS IF I CHOOSE NOT TO TENDER ANY OPTIONS OR IF THE OPTIONS THAT I TENDER ARE NOT ACCEPTED FOR EXCHANGE?

      If you choose not to tender any options or if the options that you tender are not accepted for exchange, your options will remain outstanding and retain their current exercise price and current vesting schedule.

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

      The offer expires on January 15, 2002, at 5:00 p.m., Pacific time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific time on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (Section 15).

WHAT DO I NEED TO DO TO TENDER MY OPTIONS?

      If you decide to tender your options, you must deliver, before 5:00 p.m., Pacific time, on January 15, 2002, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to us at Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612, or via facsimile at (949) 862-1323. We will only accept a paper copy of your executed letter of transmittal. Delivery by e-mail will not be accepted.

      If the offer is extended by us beyond January 15, 2002, you must deliver these documents before the extended expiration of the offer.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Section 5).

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

      If you decide to withdraw your tendered options, you must deliver to us before 5:00 p.m., Pacific time, on January 15, 2002 a properly completed and duly executed notice to withdraw in accordance with its instructions at Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612, or via facsimile at (949) 862-1323. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the latest time and date at which the offer, as so extended, expires. We will only accept a paper copy of your executed notice to withdraw. Delivery by e-mail will not be accepted.

      Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 4).

WHAT DO AUTOBYTEL'S MANAGEMENT AND BOARD OF DIRECTORS THINK OF THE OFFER?

      Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      For additional information or assistance, you should contact: Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard., Irvine, California 92612 (telephone: (949) 225-4500; fax: (949) 862-1323; or
e-mail: ariela@autobytel.com).

                                    THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

      OPTIONS SUBJECT TO THE OFFER

      Upon the terms and subject to the conditions of the offer, we are offering to exchange new options to purchase common stock under the Autobytel option plans in return for all eligible outstanding options under the Autobytel option plans and the Autoweb option plans that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price per share of more than $4.00. We will not accept partial tenders of options that have an exercise price per share of more than $4.00. If you wish to participate, you will be required to tender all options with an exercise price of more than $4.00. In addition, if you tender any options for exchange, you will be required to also tender for exchange all option grants that you received during the six
(6) month period prior to the commencement date of the offer and any options that we may grant to you during the offer, even if those option grants have an exercise price equal to or less than $4.00 per share. For purposes of the offer, if you held unvested options that were granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb, those options are deemed to have been granted as of August 14, 2001 and, accordingly, you will be required to tender those options for exchange if you choose to participate in the offer. If there remain unexercised options from an option grant you previously exercised in part, you may tender the remaining unexercised options if those remaining options otherwise meet all the criteria set forth above.

      Example:  If you hold the options listed below                  You must tender:
                and elect to participate in the offer:

                -  30,000 options with an exercise                    -  all 55,000 options
                   price of $27.00, 10,000 options with an
                   exercise price of $4.50; and 15,000 options
                   with an exercise price of $3.50 per share
                   granted during the six (6) month period prior
                   to the commencement date of the offer

                -  10,000 options with an exercise                    -  the 10,000 options with an
                   price of $4.50; and 15,000                            exercise price of $4.50, but you
                   options with an exercise price of                     may not tender the 15,000
                   $3.50 granted PRIOR TO the six                        options with an exercise price
                   (6) month period prior to the                         of $3.50 per share
                   commencement date of the offer

                -  15,000 options with an exercise                    -  you are not eligible to tender
                   price of $3.50 per share granted                      any options
                   PRIOR TO the six (6) month period
                   prior to the commencement date of
                   the offer

      In exchange for any options tendered by an option holder that are accepted for exchange and canceled by us, the option holder will receive a number of new options, rounded up to the nearest whole number, exercisable for a number of shares of common stock determined in accordance with the following exchange ratios:

Exercise Price of Options Tendered                            Exchange Ratio
----------------------------------                            --------------
$4.00 or less.........................................            1 for 1
$4.01 -- $10.00.......................................           .9 for 1
More than $10.00......................................           .1 for 1

      We will grant the new options to you within 20 business days after the date which is at least six months after the date we cancel the options accepted by us for exchange as long as you remain an employee or director of Autobytel or one of its subsidiaries from the date you tender options through the date we grant the new options.

         Example:           If  you tender:                               You will receive
                            -  20,000 options with an exercise            -  2,000 options in exchange for
                               price of $15.00;                              the 20,000 options;

                            -  15,000 options with an exercise            -  13,500 options in exchange for
                               price of $7.50; and                           the 15,000 options; and

                            -  10,000 options with an exercise            -  10,000 options in exchange for
                               price of $3.50 per share                      the 10,000 options.
                               granted during the six (6)
                               month period prior to the
                               commencement date of the offer.

      If you tender options for exchange as described in the offer, we will grant you new options under one of the Autobytel option plans, pursuant to a new option agreement(s) between us and you within 20 business days after the date which is at least six months after the date we cancel the options accepted by us for exchange.

      IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF AUTOBYTEL OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. This means that if you die or quit or we terminate your employment prior to the date we grant the new options for any reason, you will not receive anything for the options that you tendered and we canceled.

      As of December 7, 2001, options to purchase 6,690,139 shares of common stock were outstanding under the option plans, 5,002,884 of which are eligible for exchange pursuant to the terms of the offer (including those options with an exercise price of $4.00 or less which also must be tendered pursuant to the terms of the offer). If all eligible options are tendered and cancelled, and all of the holders of such options remain eligible to receive new options, we expect to grant options to purchase 2,922,293 shares in exchange for the tendered eligible options.

      TREATMENT OF FORMER AUTOWEB OPTIONS

      Options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb will be treated the same as options originally granted under the Autobytel option plans, except that Autoweb options that were UNVESTED when Autobytel assumed them as of August 14, 2001 will be deemed to have been granted as of August 14, 2001 (i.e., within the six (6) month period prior to the commencement date of the offer). Autoweb options that were VESTED as of August 14, 2001 will be deemed to have been granted on the date that the Autoweb options were originally granted.

      Accordingly, options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb that have an exercise price of more than $4.00 are eligible for exchange, whether they were vested or unvested as of August 14, 2001. In addition, if you tender any options for exchange, you will be required to also tender for exchange options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb that were UNVESTED on August 14, 2001, even if those option grants have an exercise price equal to or less than $4.00 per share. Options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with Autobytel's acquisition of Autoweb that were VESTED on August 14, 2001 and that have an exercise price equal to or less than $4.00 per share are NOT eligible for exchange.

Example:        If  you hold the options listed below and elect to      You must tender:
                participate in the offer:

                -  10,000 options with an exercise price of $4.50       -  all 10,000 options with an
                   that were originally granted under one of the           exercise price of $4.50; and the
                   Autoweb option plans more than six months prior         5,000 of the options with an
                   to the commencement date of the offer, 5,000            exercise price of $3.50 that
                   of which were vested as of August 14, 2001 and          were unvested as of August 14,
                   5,000 of which were unvested as                         2001;
                   of August 14, 2001.


                   15,000 options with an exercise price of $3.50       You may not tender:
                   that were originally granted under one of the
                   Autoweb option plans more than six months prior      -  the 10,000 options with an
                   to the commencement date of the offer, 10,000           exercise price of $3.50 that
                   of which were vested as of August 14, 2001 and          were vested on August 14, 2001;
                   5,000 of which were unvested as of August 14,           and
                   2001; and

                   8,000 options with an exercise price of $2.75        -  any of the options with an
                   that were originally granted under one of the           exercise price of $2.75 per
                   Autoweb option plans more than six months prior         share.
                   to the commencement date of the offer, all of
                   which were vested as of August 14, 2001.

      Under applicable accounting rules, the assumption of unvested Autoweb options are considered to be new option grants, while the assumption of vested options are not considered to be new grants. If option holders who tender their options were not required to also tender for exchange options that were originally granted under one or more of the Autoweb option plans that were assumed by Autobytel in connection with the acquisition of Autoweb that were unvested on August 14, 2001, the exchange would be treated the same as a repricing. Such a repricing would cause us to incur a variable accounting charge against earnings.

      EXPIRATION OF THE OFFER

      The term "expiration date" means 5:00 p.m., Pacific time, on January 15, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 below for a description of our rights to extend, delay, terminate and amend the offer.

      For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday.

2.    PURPOSE OF THE OFFER.

      We issued or assumed the options outstanding under the Autobytel option plans and the Autoweb option plans for the following purposes:

      - to provide our employees and directors an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate them and creating a stronger incentive for our employees and directors to expend maximum effort for our growth and success;

      - to encourage our employees to continue their employment by us and our directors to remain with us; and

      - to reduce the number of options that are outstanding under the Autobytel option plans.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

      Except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

      - any material corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

      - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

      - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      - any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

      -     any other material change in our corporate structure or business;

      - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

      - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the United States Securities Exchange Act of 1934;

      - the suspension of our obligation to file reports pursuant to Section 15(d) of the United States Securities Exchange Act of 1934;

      - the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

      - any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

      NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. NOTE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS.

      You must make your own decision whether to tender your options for exchange.

3.    PROCEDURES FOR TENDERING OPTIONS.

      PROPER TENDER OF OPTIONS

      To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us before the expiration date the letter of transmittal, or a fax thereof, along with any other required documents. We will only accept a properly executed paper copy or a fax copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612 or via facsimile at
(949) 862-1323, before the expiration date.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. YOUR OPTIONS WILL NOT BE CONSIDERED TENDERED UNTIL WE RECEIVE THE REQUIRED DOCUMENTATION. WE WILL NOT ACCEPT DELIVERY BY E-MAIL.

      DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

      We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

      OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

      Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

      RIGHT TO WITHDRAW

      You may only withdraw your tendered options in accordance with the provisions of this Section 4.

      You may withdraw your tendered options at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 9:00 p.m., Pacific time, on February 12, 2002, you may withdraw your tendered options at any time after such date.

      If you wish to withdraw your tendered options, you must withdraw all of your tendered options. If you attempt to withdraw a portion of your tendered options, your entire tender will be rejected.

      WITHDRAWAL PROCEDURES

      To validly withdraw tendered options, you must in accordance with the terms of the notice to withdraw, properly complete, duly execute and deliver to us at the address set forth in Section 3 before the expiration date the notice to withdraw, or a fax thereof, with the required information. The notice to withdraw must specify the name of the option holder who tendered the options to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in- fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      RESCISSION OF WITHDRAWAL

      You may not rescind any withdrawal, and the options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

      DETERMINATION OF VALIDITY

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

      ACCEPTANCE OF TENDERED OPTIONS

      Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel all options properly tendered and not validly withdrawn before the expiration date. For example, unless we extend the offer, we expect to cancel on January 16, 2002 options accepted for exchange on or before January 15, 2002. If the offer is extended, then the cancellation date of the options properly tendered for exchange will also be extended.

      For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

      GRANT OF REPLACEMENT OPTIONS

      We will grant the new options to you within 20 business days after the date which is at least six months after the date we cancel the options accepted by us for exchange. For example, if we cancel options on January 16, 2002 accepted for exchange on or before January 15, 2002, you will be granted new options no sooner than July 18, 2002. If the offer is extended, then the grant date of the new options will also be extended.

      ELIGIBILITY TO RECEIVE OPTIONS ON GRANT DATE

      PLEASE NOTE, HOWEVER, THAT IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF AUTOBYTEL INC. OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR SUCH TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR FROM THE DATE YOU TENDERED SUCH OPTIONS THROUGH THE

DATE WE GRANT THE NEW OPTIONS. Certain employee leaves of absence that are approved by us in advance will not be deemed to constitute non-employment.

      EFFECT OF MERGER OR SIMILAR TRANSACTION

      While we currently have no plans to enter into any such transaction, it is possible that prior to the new option grants we might enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation.

      We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options under the offer. If we were to terminate your right to receive new options under the offer in connection with such transaction, employees who tendered options for exchange pursuant to the offer and whose options were cancelled would not receive new options to purchase our stock, or securities of the acquirer or any other consideration for their tendered and cancelled options.

      ADDITIONAL OPTION GRANTS

      While we intend to continue to review the option grants of all employees from time to time as part of our normal compensation program, if we accept and cancel the options you tender in connection with the offer, we do not intend to grant to you any options during the period of time from the expiration date until a date that is at least six months and one day after the date that we cancel tendered options pursuant to the offer. We have determined that it is necessary for us not to grant any additional options during such period to employees or directors who tender their options in the offer to avoid incurring compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer. We may grant additional options to some of our employees and directors during the offer. If you are granted options during the time that the offer is open and you wish to participate in the offer, you will be required to tender any options that you receive during the offer, even if the exercise price of those options is $4.00 or less.

6.    CONDITIONS OF THE OFFER.

      We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the United States Securities Exchange Act of 1934, as amended, if at any time on or after December 14, 2001, and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

      - any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Autobytel or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

      - any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            - make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

            - delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

            - materially impair the benefits that we believe we will receive from the offer; or

            - materially and adversely affect the business, condition (financial or other), income, operations or prospects of Autobytel or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

      - any change in generally accepted accounting principles that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

      - a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

      - any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

      In addition, our obligation to grant new options is subject to your continued eligibility to receive option grants as well as the effect of a merger or other transaction, as discussed in Section 5.

7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

      Our common stock is listed and traded on the Nasdaq National Market under the symbol "ABTL." The high and low sales prices of our common stock on the Nasdaq National Market for each quarter within the last three fiscal years are shown below.

YEAR                                                              HIGH               LOW
----                                                              ----               ---
1999
First Quarter (from March 26, 1999)(1).....................      $58.00            $33.13
Second Quarter.............................................      $44.00            $14.13
Third Quarter..............................................      $24.38            $11.13
Fourth Quarter.............................................      $20.38            $11.50

2000

First Quarter..............................................      $18.00            $ 7.69
Second Quarter.............................................      $ 9.56            $ 4.00
Third Quarter..............................................      $ 7.00            $ 3.94
Fourth Quarter.............................................      $ 6.81            $ 1.63

2001

First Quarter..............................................      $ 3.16            $ 1.50
Second Quarter.............................................      $ 1.75            $ 1.13
Third Quarter..............................................      $ 1.67            $ 0.70
Fourth Quarter (through December 7, 2001)..................      $ 1.60            $ 0.78

Note:

(1) Our common stock commenced trading on the Nasdaq National Market on March 26, 1999.

      As of December 7, 2001, there were 30,969,381 shares of our common stock issued and outstanding. On December 7, 2001, the closing sales price of our common stock on the Nasdaq National Market was $1.50.

      WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      CONSIDERATION

      We will issue new options to purchase common stock under the Autobytel option plans in exchange for outstanding eligible options properly tendered and accepted for exchange by us.

      In exchange for any options tendered by an option holder that are accepted for exchange and canceled by us, the option holder will receive a number of new options exercisable for a number of shares of common stock determined in accordance with the following exchange ratio, rounded up to the nearest whole number:

Exercise Price of Options Tendered                                             Exchange Ratio
----------------------------------                                             --------------
$4.00 or less..........................................................            1 for 1
$4.01 -- $10.00........................................................           .9 for 1
More than $10.00.......................................................           .1 for 1

      These exchange ratios are subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, and all tendering option holders are eligible to receive new options on the date that the new options are granted, we expect to grant new options to purchase a total of 2,922,293 shares of our common stock.

      TERMS OF NEW OPTIONS

      The new options will be issued under one of the Autobytel option plans pursuant to new option agreements between us and each option holder who has validly tendered options in the offer. We advise you to review the terms and conditions of the various Autobytel option plans, referenced as Exhibits (d)(1) through (d)(12) to the Schedule TO we filed with the U.S. Securities and Exchange Commission (the "SEC") on December 14, 2001. Most of the new option agreements will be substantially the same as the respective form option agreements attached as Exhibits (d)(13) through (d)(19) to the Schedule TO we filed on December 14, 2001. However, some of the provisions of the new options to be issued to some of our option holders will be different from the form of option agreements attached to the Schedule TO to the extent necessary to provide such option holders the same rights with respect to acceleration of vesting, termination or forfeiture as they had under the old options. In addition, we may alter some of the terms of the new options to reflect any changes to tax, securities or other applicable laws or regulations that may take effect.

      Options Other Than Non-Employee Director Options or Performance Options. Each of the new options (except for certain "performance options" and non-employee director options, which are described below) will have the following features:

      - The exercise price of the new options will be equal to the closing sales price of our common stock on the Nasdaq National Market on the date of grant or, if our common stock is not listed on the Nasdaq National Market, the exercise price of the new options will be determined as provided for in the applicable Autobytel option plan.

      -     Each of the new options will have a vesting schedule as follows:

            - tendered options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day which is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date; and

            - tendered options that are not vested on or before the cancellation date will be exchanged for options that vest at the rate of 50% annually on the first and second anniversary of the grant date.

                 EXAMPLE:

                 If you tender:                             Assuming a grant date of July 19, 2002, your new
                                                            options will vest:(1)

                 -  20,000 options with an exercise         -  5,400 vest on January 21, 2003;
                    price of $5.00 per share, of which
                    10,000 are currently  vested and           6,300 will vest on July 19, 2003; and
                    10,000 are unvested
                                                               6,300 will vest on July 19, 2004.

                 -  15,000 options with an exercise         -  8,100 vest on January 21, 2003;
                    price of $5.00 per share, all of
                    which are fully vested                     2,700 will vest on July 19, 2003; and

                                                               2,700 will vest on July 19, 2004.

                 -  20,000 options with an exercise         -  9,000 will vest on July 19, 2003; and
                    price of $5.00 per share, none
                    of which are vested                     -  9,000 will vest on July 19, 2004.

            (1) Note that the number of new options reflects the exchange ratio of .9 for 1.

      - New options granted in exchange for incentive stock options will be incentive stock options to the extent possible subject to applicable tax laws. New options granted in exchange for non-qualified stock options will be non-qualified stock options. You should refer to Sections 13 and 14 for a discussion of the U.S. federal income tax and foreign tax consequences of accepting or rejecting the new options under the offer to exchange. Whether you are an employee or director based inside or outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of this transaction under the laws of the country in which you live and work.

      - The issuance of new options under the offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

      - The term of the old options will not carry over to the new options. Instead, the term of the new options will be as follows:

            - for new options granted to replace old options with a term of ten years, the term of the new option will be ten years from the new grant date; and

            - for new options granted to replace old options with a term of five years, the term of the new option will be five years from the new grant date.

      - The other terms and conditions of the new options will be substantially the same as the terms and conditions set forth in the option agreements relating to the old options that you tendered for exchange, including, if applicable to you, provisions relating to the events or occurrences that may trigger the acceleration, termination or forfeiture of options. However, we may alter some of the terms of the new options to reflect any changes to tax, securities or other applicable laws or regulations that may take effect.

      Non-employee Director Options. Except for the vesting provisions described below, the terms of new options issued to non-employee directors will be substantially the same as the terms of the other new options granted pursuant to the offer as discussed above.

      If non-employee director options are tendered for exchange, we will grant the holder of such options new options with the following vesting schedule:

      - tendered non-employee director options that are vested on or before the cancellation date will be exchanged for options that are 50% vested on the date of grant, with the remaining 50% vesting on the first anniversary of the grant date; and

      - tendered non-employee director options that are not vested on or before the cancellation date will be exchanged for options that vest 100% on the first anniversary of the grant date.

      Performance Options. Certain Autobytel employees have received grants of "performance options." The existing performance options vest on either the fifth or seventh anniversary of the grant date unless accelerated upon the earlier accomplishment of stock price goals. Except for the vesting provisions described below, the terms of new "performance options" will be substantially the same as the terms of the other new options granted pursuant to the offer as discussed above. If such options are tendered for exchange, we will grant the holder new options with the following vesting schedule:

      - tendered performance options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day which is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date; and

      - tendered performance options not vested on or before the cancellation date will be exchanged for options which shall vest fully on the fifth anniversary of the date of grant, subject to the option holder's continued employment as an executive of Autobytel; provided however that the vesting of the performance options shall accelerate in six equal or nearly equal installments, as follows:

            - the first installment will vest upon the six month anniversary of the date of grant, or any six month anniversary of such date thereafter, if the average trading price of our common stock for the ten trading days (the "Average Trading Price") preceding any such anniversary date exceeds the exercise price of the new options by at least 100%;

            - the second installment will vest upon the twelve month anniversary of the date of grant, or any six month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds the exercise price of the new options by at least 200%;

            - the third installment will vest upon the eighteen month anniversary of the date of grant, or any six month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds the exercise price of the new options by at least 300%;

            - the fourth installment will vest upon the twenty-four month anniversary of the date of grant, or any six month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds the exercise price of the new options by at least 400%;

            - the fifth installment will vest upon the thirty month anniversary of the date of grant, or any six month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds the exercise price of the new options by at least 500%; and

            - the sixth installment will vest upon the thirty-six month anniversary of the date of grant, or any six month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds the exercise price of the new options by at least 600%.

      TERMS OF THE AUTOBYTEL OPTION PLANS

      The following description summarizes the material terms of the Autobytel option plans.

      1996 Stock Incentive Plan. The 1996 Incentive Plan provides for the granting to employees of incentive stock options, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Autobytel has reserved a total of 833,333 shares of common stock for issuance under the 1996 Incentive Plan. The exercise price of stock options granted under the 1996 Incentive Plan cannot be lower than the fair market value of the common stock, as determined by the board of directors, on the date of grant. With respect to any participants who, at the time of grant, own stock possessing more than 10% of the voting power of all classes of stock of Autobytel, the exercise price of any incentive stock options granted to such person must be at least 110% of the fair market value on the grant date, and the maximum term of such options is five years. The term of all other options granted under the 1996 Incentive Plan may be up to ten years. Stock options granted under the 1996 Incentive Plan vest according to vesting schedules determined by the board of directors or a committee of the board. The 1996 Incentive Plan provides that, in the event of any merger, consolidation, or sale or transfer of all or any part of Autobytel's business or assets, all rights of the optionee with respect to the unexercised portion of any option will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation, or sale or transfer of assets makes specific provisions for the assumption of the obligations of Autobytel with respect to the 1996 Incentive Plan.

      1998 Stock Option Plan. Autobytel has reserved 1,500,000 shares of common stock under the 1998 Plan. The 1998 Plan provides for the granting to employees of incentive stock options, and for the granting to employees of nonstatutory stock options. The exercise price of non-statutory options granted under the 1998 Plan cannot be lower than 85% of the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted cannot be lower than the fair market value on the grant date. With respect to any participants who beneficially own more than 10% of the voting power of all classes of stock of Autobytel, the exercise price of any incentive stock option granted to such person must be at least 110% of the fair market value on the grant date, and the maximum term of such option is five years. The term of all other options granted under the 1998 Plan may be up to ten years. Under the 1998 Plan, certain performance stock options vest over a time period determined by the board of directors or a committee of the Board, however, the vesting could be accelerated based on the performance of Autobytel's common stock. The 1998 Plan provides that, unless otherwise provided in the stock option agreement, in the event of any merger, consolidation, or sale or transfer of all or any part of Autobytel's business or assets, all rights of the optionee with respect to the unexercised portion of any option will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation, or sale or transfer of assets makes specific provisions for the assumption of the obligations of Autobytel with respect to the 1998 Plan.

      1999 Stock Option Plan. Autobytel has reserved 1,800,000 shares under the 1999 Plan. The 1999 Plan provides for the granting of stock options to key employees of Autobytel. Under the 1999 Plan, not more than 1,000,000 shares may be issued pursuant to options granted after March 31, 1999. The 1999 Plan provides for an automatic grant of an option to purchase 20,000 shares of common stock to each non-employee director on the date on which the person first becomes a non-employee director. In each successive year, the non-employee director will automatically be granted an option to purchase 5,000 shares on November 1 of each subsequent year provided the non-employee director has served on the board of directors for at least six months. Each option will have a term of ten years and will be granted at the fair market value of Autobytel's common stock on the date of grant. The options vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the optionee continues to serve as a director on such date. The 1999 Plan is similar in all other material respects to the 1998 Plan.

      1999 Employee and Acquisition Related Stock Option Plan. Autobytel has reserved a total of 1,500,000 shares of common stock for issuance under 1999 Acquisition Plan. The 1999 Acquisition Plan provides for the granting to employees and acquired employees of incentive stock options, and for the granting to employees, acquired employees and service providers of nonstatutory stock options. The exercise price of incentive stock options granted cannot be lower than the fair market value on the date of grant and the exercise price of nonstatutory stock options can not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to individuals beneficially owning more than 10% of the voting power of all classes of Autobytel stock must be at least 110% of the fair market value on the grant date and have a maximum term of five years. The term of all other options granted under the 1999 Acquisition Plan may be up to ten years. Stock options granted under the 1999 Acquisition Plan vest according to vesting schedules determined by the board of directors. The 1999 Acquisition Plan is similar in all other material respects to the 1999 Plan.

      2000 Stock Option Plan. The 2000 Plan provides for the granting of both incentive stock options and nonqualified stock options to eligible employees, consultants and outside directors of Autobytel. Autobytel has reserved 3,000,000 shares under the 2000 Plan. The 2000 Plan is similar in all other material respects to the 1999 Plan, except that the 2000 Plan provides that non-employee directors are eligible to receive discretionary stock option grants in addition to automatic grants.

      The foregoing description of the Autobytel option plans is only a summary, and may not be complete. For complete information please refer to the copies of the Autobytel option plans and the forms of new option agreements that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at Autobytel Inc., Attention: Ariel Amir, General Counsel, 18872 MacArthur Boulevard, Irvine, California 92612 (telephone: (949) 225-4500, fax: (949) 862-1323 or e-mail: ariela@autobytel.com) to request copies of the Autobytel option plans or the forms of the new option agreements, which will be provided at our expense.

9.    INFORMATION CONCERNING AUTOBYTEL INC.

      Autobytel is an internationally branded diversified online automotive marketing and information company. Through its Web sites, Autobytel.com, Autoweb.com, CarSmart.com and Autosite.com, consumers can research pricing, specifications and other information regarding new and used vehicles and can purchase, finance, lease, sell or maintain their vehicles. In addition, Autobytel's data and technology division, AIC (Automotive Information Center) provides data and technology services to major consumer portals such as AOL, Lycos and MSN as well as to the majority of automobile manufacturers including BMW, DaimlerChrysler, Ford, General Motors, Honda and Toyota. Autobytel's mission is to provide marketing, data, technology and management services to benefit every manufacturer, distributor and dealership.

      Financial Information. The following table sets forth our selected consolidated financial operating data. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 have been derived from the consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2000, filed with the SEC on Form 10-K on March 29, 2001, that have been audited by Arthur Andersen LLP, independent auditors. The selected historical statement of operations data for the nine months ended September 30, 2000 and 2001 and the historical balance sheet data as of September 30, 2001 have been derived from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the SEC on November 14, 2001. The selected pro forma statement of operations data have been derived from the unaudited pro forma consolidated financial statements included in our registration statement on Form S-4 filed with the SEC on May 11, 2001, as amended The information presented below should be read together with the complete financial statements and notes thereto as well as the section of those reports and the registration statement entitled Management's Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.

                                                              YEAR ENDED
                                                             DECEMBER 31,           PRO FORMA(1)
                                                     --------------------------     -----------
                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,
                                                        2000            1999           2000
                                                     ---------       ---------      ------------
                                                                                     (unaudited)
STATEMENT OF OPERATIONS DATA:

Revenues ......................................      $  66,532       $  40,298       $ 118,812
Operating Expenses

     Sales and marketing ......................         65,266          44,176         125,556
     Product and technology development .......         22,847          14,262          29,909
     General and administrative ...............         13,797           8,595          26,785
     Goodwill impairment ......................             --              --              --
     Restructuring costs ......................             --              --              --
                                                     ---------       ---------       ---------
         Total operating expenses .............        101,910          67,033         182,250
                                                     ---------       ---------       ---------
     Loss from operations .....................        (35,378)        (26,735)        (63,438)
Other income, net .............................          6,017           3,468           4,510
                                                     ---------       ---------       ---------
     Loss before minority interest and
         provision for income taxes ...........        (29,361)        (23,267)        (58,928)
Minority interest .............................            369              --             369
                                                     ---------       ---------       ---------
     Loss before provision for income taxes ...        (28,992)        (23,267)        (58,559)

Provision for income taxes ....................             42              53              42
                                                     ---------       ---------       ---------
     Net loss .................................      $ (29,034)      $ (23,320)      $ (58,601)
                                                     =========       =========       =========
Basic and diluted net loss per share ..........      $   (1.45)      $   (1.48)      $   (1.92)
                                                     =========       =========       =========
Shares used in computing basic and
     diluted net loss per share ...............         20,047          15,766          30,538
                                                     =========       =========       =========

                                                       THREE MONTHS ENDED               NINE MONTHS ENDED
                                                          SEPTEMBER 30,                   SEPTEMBER 30,
                                                    -------------------------       -------------------------


                                                      2001(2)          2000           2001(2)         2000
                                                    ---------       ---------       ---------       ---------
                                                    (unaudited)    (unaudited)     (unaudited)     (unaudited)
STATEMENT OF OPERATIONS DATA:

Revenues ......................................     $  18,182       $  17,539       $  50,563       $  49,723
Operating Expenses

     Sales and marketing ......................        11,968          15,504          38,147          50,371
     Product and technology development .......         5,567           6,197          14,169          18,059
     General and administrative ...............         3,345           3,578          10,965           9,971
     Goodwill impairment ......................            --              --          21,614              --
     Restructuring costs ......................         1,254              --          14,317              --
                                                    ---------       ---------       ---------       ---------
         Total operating expenses .............        22,134          25,279          99,212          78,401
                                                    ---------       ---------       ---------       ---------
     Loss from operations .....................        (3,952)         (7,740)        (48,649)        (28,678)
Other income, net .............................           684            (178)          2,715           2,939
                                                    ---------       ---------       ---------       ---------
     Loss before minority interest and
         provision for income taxes ...........        (3,268)         (7,918)        (45,934)        (25,739)
Minority interest .............................            31              --           2,008              --
                                                    ---------       ---------       ---------       ---------
     Loss before provision for income taxes ...        (3,237)         (7,918)        (43,926)        (25,739)

Provision for income taxes ....................             1               1              29              42
                                                    ---------       ---------       ---------       ---------
     Net loss .................................     $  (3,238)      $  (7,919)      $ (43,955)      $ (25,781)
                                                    =========       =========       =========       =========
Basic and diluted net loss per share ..........     $   (0.13)      $   (0.39)      $   (1.98)      $   (1.29)
                                                    =========       =========       =========       =========
Shares used in computing basic and
     diluted net loss per share ...............        25,796          20,331          22,192          19,950
                                                    =========       =========       =========       =========

                                               DECEMBER 31,
                                         -------------------------      SEPTEMBER 30,
                                            2000            1999            2001
                                         ---------       ---------       ---------
                                                                        (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents .........      $  81,945       $  85,457       $  69,583
Working capital ...................         68,447          74,756          49,543
Total assets ......................        124,309          94,872         103,961
Accumulated deficit ...............        (95,627)        (66,593)       (139,582)
Shareholders' equity ..............         91,806          76,706         (61,935)

(1) Represents the combined audited statement of operations of Autobytel for the year ended December 31, 2000 and the audited statement of operations of Autoweb for the year ended December 31, 2000, as adjusted by pro forma adjustments for the acquisition of Autoweb by Autobytel to reflect:

      - A decrease of $7.0 million in the amortization of goodwill and other intangible assets relating to the elimination of Autoweb's pre-existing goodwill and other intangible assets,

      -     An increase of $62,000 in depreciation of fixed assets acquired and,

      - A decrease of $1.9 million in the depreciation of fixed assets resulting from an adjustment to the estimated fair market value.

In addition, pro forma net loss per common share has been adjusted to reflect the issuance of additional shares of Autobytel common stock in the merger based on Autobytel's weighted average shares outstanding for the period presented and an exchange ratio of 1 to 0.3553. Because the effect of stock options would be antidilutive, dilutive per share amounts on a pro forma basis are the same as basic per share amounts.

(2) Represents the actual combined statement of operations for the periods presented, giving effect to the acquisition of Autoweb by Autobytel.

      The book value per share of our common stock as of September 30, 2001 (the date of our most recent balance sheet presented) was $2.21.

      Additional information about Autobytel is available from the documents described in Section 17. The following financial statements are incorporated herein by reference: (i) the audited consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2000, filed with the SEC on Form 10-K on March 29, 2001; (ii) the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the SEC on November 14, 2001; and (iii) the unaudited pro forma consolidated financial statements included in our registration statement on Form S-4 filed with the SEC on May 11, 2001, as amended. See Section 17 "Additional Information", for instructions on how you can obtain complete copies of our SEC reports that contain the audited and unaudited financial statements referenced above. We urge you to read the complete SEC reports that contain the financial statements we have summarized above before deciding whether to tender your options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

      The following table lists the name and title of our directors and executive officers and sets forth as of December 7, 2001 the number of outstanding options under the option plans that are eligible to be exchanged pursuant to the terms of the offer.

                                                                                             PERCENT OF
                                                                    NUMBER OF OPTIONS       TOTAL OPTIONS
                                                                     ELIGIBLE TO BE          ELIGIBLE TO
         NAME(1)                           TITLE                       TENDERED(2)           BE TENDERED

--------------------------- ------------------------------------- ---------------------- --------------------
Jeffrey A. Schwartz         Chief Executive Officer, President.          629,940                  13%
                            Vice Chairman of the Board and
                            Director

Ariel Amir                  Executive Vice President, General            460,000                   9%
                            Counsel and Secretary

Dennis Benner               Executive Vice President, Corporate          400,000                   8%
                            Development

Hoshi Printer               Executive Vice President and Chief                --                   --
                            Financial Officer

Andrew Donchak              Senior Vice President and Chief              150,000                   3%
                            Marketing Officer

John Honiotes               Vice President, Sales                             --                   --

Michael J. Fuchs            Chairman of the Board and Director            60,087                   1%

Jeffrey H. Coats            Director                                      55,000                   1%

Robert S. Grimes            Director                                     280,470                   6%

Mark N. Kaplan              Director                                      55,308                   1%

Kenneth J. Orton            Director                                      55,308                   1%

Richard A. Post             Director                                      55,000                   1%

Peter Titz                  Director                                      55,000                   1%

Mark R. Ross                Director                                          --                   --


(1) The address of each director and executive officer is: c/o Autobytel Inc., 18872 MacArthur Boulevard, Irvine, California 92612.

(2) Represents (i) outstanding options with an exercise price of more than $4.00; and (ii) outstanding options granted within six months of the commencement date of the offer.

      As of December 7, 2001, our executive officers and directors as a group beneficially owned options to purchase a total of 2,641,907 shares of our common stock, which represented approximately 39% of the shares subject to all options outstanding under the Autoweb option plans and the Autobytel option plans. Of the options held by our directors and executive officers, 1,175,236 options were vested and 1,466,671 options were unvested as of December 7, 2001. Our directors and executive officers are eligible to participate in the offer to exchange.

      On November 1, 2001, the following non-employee directors were automatically granted options to purchase 5,000 shares of our common stock pursuant to the 1999 Plan: Michael J. Fuchs, Jeffrey H. Coats, Robert S. Grimes, Mark N. Kaplan, Kenneth J. Orton, Richard A. Post, and Peter Titz. On or before November 1, 2001, each of these non-employee directors declined to accept these automatic option grants.

      Except as described in the preceding paragraph and for ordinary course grants of stock options to employees who are not executive officers or directors, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Autobytel or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Autobytel.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Options we acquire pursuant to the offer will be canceled, and with respect to cancelled options that were issued pursuant to the Autobytel option plans, the common stock subject to those options will be returned to the pool of shares available for grants of new options under the applicable Autobytel option plan and for issuance upon the exercise of new options. Options that were granted under the Autoweb option plans that are properly tendered will be cancelled. New options granted in exchange for such options will be granted pursuant to the Autobytel option plans. No new options will be granted under the Autoweb option plans. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

      Recently, the Financial Accounting Standards Board adopted rules that have accounting consequences for companies that reprice options. If we were to reprice our options, we could be required to record compensation expense which would reduce our earnings. The amount of this expense would be measured by the future appreciation in the market value of our common stock.

      We believe that we will not incur any compensation expense from the issuance of new options as a result of the fact that we will not grant any new options to a participant whose eligible options have been cancelled in accordance with the offer until the grant date which shall be within 20 business days after the date which is at least six months after the cancellation date.

      If we were to grant any options within six months after the cancellation date to any participating optionholder whose options have been accepted and cancelled, our grant of those options to the participating optionholder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our quarterly earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense on a quarterly basis during the term of the options based on increases or decreases in the market value of the shares subject to the newly granted options.

      We have determined that we will incur compensation expense against our earnings if we grant any options to a tendering option holder during the six-month period following the cancellation of tendered options pursuant to the offer. As a result, we will not grant any new options to a tendering option holder until at least six months and one day after the date that we cancel the tendered options.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and, accordingly, to issue new options for tendered options, is subject to conditions, including the conditions described in Section 6.

13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      We believe that if you exchange outstanding incentive or non-qualified stock options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, you will not be required to recognize additional income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income.

      U.S. FEDERAL INCOME TAX CONSEQUENCES FOR OUTSTANDING INCENTIVE STOCK
OPTIONS

      We believe that you will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options.

      Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Autobytel option plans or the Autoweb option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the applicable Autobytel option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options that are discussed below.

      If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised. FOR PURPOSES OF THIS RULE, THE NEW OPTIONS YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS WILL BE TREATED AS GRANTED ON THE DATE OF ISSUANCE OF THE NEW OPTIONS.

      If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the sale price over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

      For options to qualify as incentive stock options, the value of the shares subject to the options that first become exercisable in any one calendar year cannot exceed $100,000, determined by using the fair market value of the shares on the date the options are granted, which is generally equal to the exercise price of the options. To the extent the value of the shares subject to your new options exceed this $100,000 per year limitation, the remainder of the options will be treated for tax purposes as non-qualified options, with the consequences described above, even if you receive these options in exchange for an incentive stock option. If your new options have a higher exercise price than some or all of your old incentive stock options, or if a large portion of your new options vest in one calendar year because of the new vesting schedule, it is possible that some of your new options will exceed the incentive stock option limitation.

      EXAMPLE: If in July 2002 you are granted 80,000 new options in exchange for vested incentive stock options and 60,000 new options in exchange for unvested incentive stock options, 48,000 of the new options will vest in January 2003 and 46,000 options will vest in July 2003. If the value of the 94,000 options that vest in 2003 is greater than $100,000 (i.e., if the exercise price is more than $1.06 per share), then a portion of such new options (those exceeding the $100,000 limit) would not be eligible for incentive stock option treatment and would be treated as non-qualified stock options.

      Please note that the Internal Revenue Service has published new proposed regulations that would require payroll tax withholding on incentive stock options. The payroll tax would apply to the difference between the exercise price of the incentive stock option and the fair market value at exercise. The payroll tax includes a Medicare and Social Security portion which are split evenly between the employer and the employee. The Social Security portion is imposed only on the employee's first $84,000 of annual income and thereafter does not apply (this amount is raised each year). These regulations will apply only if finalized and will only apply to the exercise of options after January 2, 2003. No assurance can be given that these proposed regulations will be enacted in the form proposed or at all.

      U.S. FEDERAL INCOME TAX CONSEQUENCES OF NON-QUALIFIED STOCK OPTIONS

      Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares you purchase pursuant to the exercise of the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

      The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

      WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.   CERTAIN TAX CONSEQUENCES FOR NON-U.S. BASED EMPLOYEES OR DIRECTORS.

      If you are a non-U.S. based employee or director of Autobytel or one of our subsidiaries, there are certain tax consequences and conditions of the offer that may apply depending on your tax status for foreign tax purposes. WE STRONGLY RECOMMEND THAT YOU CONTACT YOUR PERSONAL TAX ADVISOR TO ASSIST YOU IN DETERMINING YOUR FOREIGN TAX STATUS.

      CANADIAN TAX CONSEQUENCES

      The following is a summary of the principal Canadian federal income tax consequences arising upon the exchange of eligible options ("old options") for new options pursuant to the offer.

      The following applies and is limited to optionees who are individuals resident in Canada for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"). The following also assumes that optionees acquired their old options by virtue of their employment.

      This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposals") and the current published administrative and assessing practices of the Canada Customs and Revenue Agency. This summary is not exhaustive of all possible Canadian income tax consequences and does not take into account or anticipate any changes in law (other than the Proposals) and does not take into account provincial or territorial tax consequences or the tax laws of any country other than Canada. No assurance can be given that the Proposals will be enacted in the form proposed or at all.

      THIS SUMMARY IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO OPTIONEES. THE CANADIAN TAX CONSEQUENCES TO OPTIONEES ARISING FROM THE EXCHANGE OF OLD OPTIONS IS UNCERTAIN. ACCORDINGLY, OPTIONEES ARE URGED TO CONSULT THEIR OWN ADVISORS ABOUT THEIR PARTICULAR CIRCUMSTANCES.

      The tax treatment of the exchange under the Canadian Tax Act is uncertain. If it can be considered that the only consideration an optionee receives on the exchange are the new options (and not an agreement by Autobytel to grant the new options at a future date) and the "value" of the new options (determined immediately after the cancellation of the old options) does not exceed the "value" of the old options (determined immediately before the cancellation of the old options) the exchange will qualify as a tax-deferred transaction. For this purpose "value" of the old options or the new options is the excess of the value of the common stock that is the subject of the options over the amount payable to acquire such common stock. If the exchange qualifies as a tax-deferred transaction, the new options will be deemed to be the same options as, and a continuation of the old options and the exchange will not be a taxable event under the Canadian Tax Act.

      The exchange will not qualify as a tax-deferred transaction if it can be considered that the consideration received on the exchange by the optionee is Autobytel's agreement to issue the new options at a future date or if the price of common stock decreases between the time of cancellation of the old options and the grant of new options. If the exchange does not qualify as a tax-deferred transaction, the exchange will give rise to a disposition of the old options. On such disposition, the value of the consideration received by the optionee for old options will be deemed to be a benefit received by the optionee and included in computing the optionee's income from employment for the year in which the options are disposed of. An optionee will generally be entitled to a deduction of one-half of the amount of such employment income in computing taxable income provided the exercise price of the old options was not less than the fair market value of the underlying Autobytel common stock at the time the old options were granted. Where there is a taxable transaction, the optionee acquires the new options at a cost equal to the fair market value, if any, of the consideration given for the new options (which may be either the old options or the agreement to issue new options). There is a potential for double taxation to the extent that the fair market value of the new options exceeds the fair market value of the old options.

      SWISS TAX CONSEQUENCES

      The following is a summary description of the Swiss income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Swiss tax law as of the date of the offer, all of which are subject to change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

      As a general rule, stock options in Switzerland are subject to income and social security taxation at the date of grant. Taxes already paid on the options to be cancelled may not be refunded which means that, since the grant of new options may be taxed, the option holder may effectively suffer double taxation. The income tax base will be the fair value of the option arrived at using a standard valuation method, less a discount on the underlying share for each year, with a maximum of five years, for which the disposal of the option is restricted, and less the social security contributions due upon grant, and possibly, in addition, less the fair value of the options to be cancelled. The base social security tax is calculated in the same way as the income tax base except that the social security tax itself cannot be deducted. Capital gains or losses realized by individuals upon the sale of options or shares will not be taxable, or will be tax-neutral, respectively. Individuals who engage frequently in securities trading may be deemed professional securities dealers and capital gains and losses will consequently be taxable. In order to avoid such qualification, and in addition to taking other precautions, employees or directors should not finance their purchases with debt.

15.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We may from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by publicly announcing the extension and giving oral or written notice of the extension to the option holders. If the offer is extended, then the grant date of the new options will also be extended.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the United States Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the United States Securities Exchange Act of 1934. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.   FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

17.   ADDITIONAL INFORMATION.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

      - Our registration statement on Form S-4 (File No. 333-60798) filed on May 11, 2001, including all amendments thereto;

      - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 14, 2001;

      - Our Annual Report for the fiscal year ended December 31, 2000, filed on Form 10-K on March 29, 2001, as amended on Form 10-K/A on April 27, 2001; and

      - The description of our common stock contained in our registration statement on Form S-1 (File No. 333-70621) filed on January 15, 1999, including all amendments or reports updating this description.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

               450 Fifth Street, N.W.            500 West Madison Street
               Room 1024                         Suite 1400
               Washington, D.C. 20549            Chicago, IL 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol "ABTL" and our SEC filings can be read at the following Nasdaq address:

               Nasdaq Operations
               1735 K Street, N.W.
               Washington, D.C.  20006

      We will also provide without charge to each person to whom a copy of the offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

               Autobytel Inc.
               Attention:  General Counsel
               18872 MacArthur Boulevard
               Irvine, California  92612
               Telephone:  (949) 225-4500
               Fax: (949)  862-1323
               e-mail:  ariela@autobytel.com

between the hours of 9:00 a.m. and 4:00 p.m., Pacific time. As you read the documents listed in Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the offer, you should rely on the statements made in the most recent document. The information contained in the offer about Autobytel should be read together with the information contained in the documents to which we have referred you.

18.   FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

      The offer to exchange and our SEC reports referred to above include "forward-looking statements" that involve substantial uncertainties. When used in the offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Autobytel or our management are intended to identify these forward-looking statements. The statements contained in the offer that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of recent or future terrorist attacks, increased or unexpected competition, the failure to realize anticipated synergies from the acquisition of Autoweb.com, costs related to Autobytel's recent acquisition of Autoweb.com, failure of the combined company to retain and hire key employees, difficulties in successfully integrating the businesses and technologies and other matters disclosed in Autobytel's filings with the SEC. You are strongly encouraged to review Autobytel's Annual Report on Form 10-K for the year ended December 31, 2000, and other reports on file with the SEC for a discussion of risks and uncertainties that could affect operating results and the market price of Autobytel's stock.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

      WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                 AUTOBYTEL INC.

  December 14, 2001.


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